Exhibit 99.1

For Immediate Release

GLOBECOMM SYSTEMS INC. ANNOUNCES FISCAL 2004 SECOND
QUARTER AND SIX-MONTH RESULTS

Revenue Increase of 57.4% and Decrease in Net Loss of 85.4% Compared to
Second Quarter of Fiscal 2003

Hauppauge, N.Y., February 12, 2004 /BusinessWire/ — Globecomm Systems Inc. (Nasdaq: GCOM), a global provider of end-to-end satellite-based communications solutions, today announced financial results for the fiscal 2004 second quarter and six-months ended December 31, 2003.

Fiscal 2004 Second Quarter Results

Revenues for the Company's fiscal 2004 second quarter ended December 31, 2003 increased 57.4% to $23.7 million, compared to $15.1 million in the same quarter last year. The increase in revenues was primarily the result of increased infrastructure sales activity due to an improving operating environment in the telecommunications industry segments the Company serves.

The Company's net loss decreased by 85.4% to $0.7 million, or $0.05 per diluted share, in the second quarter of fiscal 2004. This compares to a net loss of $4.5 million, or $0.36 per diluted share, in the second quarter of fiscal 2003. The decrease in the net loss was primarily driven by the increase in revenues, the full effect of the Company's cost cutting initiatives, including a reduction of satellite bandwidth and fiber optic capacity costs.

Fiscal 2004 Six-Month Results

Revenues for the Company's fiscal 2004 six-months ended December 31, 2003 increased 60.6% to $44.2 million, compared to $27.5 million in the same period last year. The increase in revenues was primarily the result of increased infrastructure sales activity due to an improving operating environment in the telecommunications industry segments the Company serves.

Net loss for the Company's fiscal 2004 six-months ended December 31, 2003 decreased 88.5% to $1.1 million, or $0.09 per diluted share, compared to a net loss of $10.0 million, or $0.79 per diluted share, in the same period last year. The decrease in the net loss was attributed to the increase in revenues, a $1.0 million cash recovery in connection with the previously announced settlement relating to the termination of services by a major customer in the Middle East, which is reflected as a reduction in general and administrative expenses, coupled with the Company's cost cutting initiatives, including a reduction of satellite bandwidth and fiber optic costs and reductions in salary and related marketing expenses.

Management's Review of Results

Commenting on the second quarter and six-month financial results, David Hershberg, Chairman and Chief Executive Officer of Globecomm said, "Globecomm continues to emerge from the worst downturn in telecommunications history with strong revenue and bottom line improvement as compared to the same period last year. We are well positioned to take advantage of prior investments made in our technology offerings, our change in market focus and the full effect of our cost cutting initiatives. Our Company was able to achieve this growth while maintaining our year-end cash position. Furthermore, in early January 2004 we received $6.2 million in net proceeds from an equity private placement transaction, which closed on December 31, 2003. These proceeds are not included in our cash balance on the December 31, 2003 balance sheet. We enter the third quarter with a strong cash position and are encouraged by the outlook for the remainder of the year as we anticipate achieving continued improvement in our bottom line results over the next two quarters."

Management's Current Expectations for the Full Year Ending June 30, 2004

Globecomm continues to expect consolidated revenues for the full year ending June 30, 2004 to be in excess of $85 million. We further anticipate a continued improvement in bottom line results.

Globecomm Systems Inc. is an end-to-end satellite-based communications solutions provider. The Company's core business provides end-to-end value-added satellite-based communications solutions. This business supplies ground segment systems and networks for satellite-based communications, including hardware and software to support a wide range of satellite systems. Its wholly-owned subsidiary, NetSat Express, Inc., provides end-to-end satellite-based Internet solutions, including network connectivity, broadband connectivity to end users, Internet connectivity, intranet extension, media distribution and other network services on a global basis. Both Globecomm Systems' and NetSat Express' customers include communication service providers, multinational corporations, Internet Service Providers, content providers and government entities.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Hong Kong, the United Kingdom and United Arab Emirates.

For more information contact:

David Hershberg: Chairman and Chief Executive Officer 631-231-9800, Globecomm Systems Inc.
Matthew Byron: Investor Relations 631-457-1301, Globecomm Systems Inc.

Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, NY 11788-3816, USA.
TEL: 631-231-9800, FAX: 631-231-1557;
Email: info@globecommsystems.com; Web: www.globecommsystems.com.

This press release contains projections or other forward-looking statements regarding future events or the future financial performance of Globecomm Systems Inc., including but not limited to, the information contained within the sections entitled "Management's Review of Results" and "Management's Current Expectations for the Full Year Ending June 30, 2004." These statements reflect the current beliefs and expectations of the Company. Some matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from these statements include risks and other factors detailed, from time to time, in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

—Financial tables follow—

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenues from ground segment systems, networks and enterprise solutions	$19,891	$11,854	$36,922	$20,018
Revenues from data communications services	3,809	3,202	7,239	7,472
Total revenues	23,700	15,056	44,161	27,490
Costs and operating expenses:
Costs from ground segment systems, networks and enterprise solutions	17,798	10,787	33,102	18,479
Costs from data communications services	3,255	4,484	6,473	10,773
Selling and marketing	1,126	1,615	2,242	3,247
Research and development	236	157	711	422
General and administrative	2,103	2,418	2,997	4,374
Total costs and operating expenses	24,518	19,461	45,525	37,295
Loss from operations	(818)	(4,405)	(1,364)	(9,805)
Other income (expense):
Interest income	66	116	128	286
Interest expense	—	(230)	—	(463)
Gain on sale of available-for-sale securities	91	—	91	—
Net loss	$(661)	$(4,519)	$(1,145)	$(9,982)
Basic and diluted net loss per common share	$(0.05)	$(0.36)	$(0.09)	$(0.79)
Weighted-average shares used in the calculation of basic and diluted net loss per common share	12,575	12,566	12,576	12,575

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2003	June 30, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,776	$22,016
Restricted cash	1,132	608
Accounts receivable, net	11,766	7,865
Inventories	6,836	10,990
Prepaid expenses and other current assets	2,088	2,040
Deferred income taxes	125	125
Total current assets	43,723	43,644
Fixed assets, net	16,440	17,536
Goodwill	7,204	7,204
Other assets	1,569	1,960
Total assets	$68,936	$70,344
Liabilities and Stockholders' Equity
Current liabilities	$21,347	$21,604
Deferred liabilities, less current portion	1,145	1,303
Total stockholders' equity	46,444	47,437
Total liabilities and stockholders' equity	$68,936	$70,344